Exhibit 31.3

CERTIFICATIONS

I, Robert L. Kees, certify that:

1. I have reviewed this Amendment No. 1 to the annual report on Form 10-K for the period ending December 31, 2017 of Old Dominion Electric Cooperative; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: May 11, 2018

/s/ ROBERT L. KEES
Robert L. Kees
Senior Vice President and Chief Financial Officer
(Principal financial officer)